EXHIBIT 99.1
IDM Pharma CFO Plans to Step Down
SAN DIEGO — January 27, 2006. IDM Pharma, Inc. (Nasdaq: IDMI) today announced that Robert De Vaere will resign effective March 31, 2006, from his position as Vice President, Chief Financial Officer and Secretary. Mr. De Vaere served as Vice President, Finance and Administration and Chief Financial Officer of Epimmune Inc., and had assumed the role of CFO of IDM Pharma, Inc. following the business combination of Epimmune and IDM S.A. in August 2005. Until the effective date of his resignation, Mr. De Vaere will continue to work as a full-time employee at IDM to assist in the transition of his responsibilities.
Jean-Loup Romet-Lemonne, M.D., Chairman and Chief Executive Officer of IDM said, “Bob was not only a key member of the Epimmune management team for over five years, he also played an instrumental role in integrating the businesses, systems and processes of Epimmune and IDM, S.A. We believe we are well positioned to capitalize on those efforts and we thank Bob for his outstanding contributions and integrity and wish him well in his future career endeavors.”
About IDM Pharma
IDM Pharma is a biopharmaceutical company focused on the development of innovative products that activate the immune system to treat cancer. IDM is currently developing two types of products: the first is designed to destroy cancer cells by activating innate immunity, and the second to prevent tumor recurrence by triggering a specific adaptive immune response.
IDM Pharma currently has 5 products in clinical development. The most advanced product, JunovanTM, has completed a Phase III clinical trial in osteosarcoma. Three products are in Phase II clinical trials in bladder cancer, melanoma and non-small cell lung cancer, and one is in Phase I in colorectal cancer.
IDM Pharma has a major product development partnership with SANOFI-AVENTIS in cancer immunotherapy. MEDAREX and SANOFI-AVENTIS are corporate partners and shareholders of IDM or its affiliate since 1993 and 2001, respectively.
For more information, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events. Actual results may differ materially from the above forward-looking statements due to a number of important factors, including, but not limited to, risks regarding whether IDM or any of its collaborators will be able to develop pharmaceutical products using IDM’s technologies, reliance on key employees, especially senior management; the risk that IDM may not secure or maintain relationships with collaborators, and IDM’s dependence on intellectual property. These factors are more fully discussed in IDM’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended September 30, 2005 and other periodic reports filed with the SEC. IDM expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.
For further information please contact
AT IDM:
Robert De Vaere
Chief Financial Officer
(858) 860-2500